EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Amendment No. 1 to Form S-4) of our report dated February 27, 2015 relating to the consolidated balance sheets of BNC Bancorp and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014 and the effectiveness of BNC Bancorp’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2014, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Raleigh, North Carolina

December 10, 2015